Exhibit 99.1
Farmer Bros. Co. Reports Third Quarter Results

TORRANCE, Calif.--(GLOBE NEWSWIRE)—May 8, 2014--Farmer Bros. Co. (NASDAQ: FARM) today reported financial results for the three and nine months ended March 31, 2014.

Third Quarter Fiscal 2014 Highlights:

•	Net sales decreased 1.4% to $124.6 million in the third quarter;

•	Gross margin improved to 38.4% in the third quarter compared to 37.7% in the third quarter of fiscal 2013; and

•	Net income was $2.5 million, or $0.16 per diluted common share, compared to net loss of $1.3 million, or $0.08 per diluted common share.

"It was a challenging quarter," said CEO Mike Keown. "Extreme weather in the Midwest and Eastern markets kept the route trucks off the roads and customer demand was sluggish." Keown went on to say, "We believe that customer issues in the aggregate limited our sales by about $4-5 million in the quarter, but we still expect the turnaround at Farmer Brothers to continue."

Fiscal Three Month Results:

Net sales in the third quarter of fiscal 2014 decreased $1.7 million, or 1.4%, to $124.6 million from $126.3 million in the third quarter of the prior fiscal year. Net sales in the current period were impacted by the severe weather in the Midwestern and Eastern states and business-related disruptions experienced by some of our retail customers.

Gross profit in the third quarter of fiscal 2014 increased $0.2 million, or 0.4%, to $47.8 million, as compared to $47.6 million in the third quarter of the prior fiscal year. Gross margin increased 70 basis points to 38.4% in the third quarter of fiscal 2014 from 37.7% in the third quarter of the prior fiscal year, primarily due to an 18% decrease in the average cost of green coffee purchased.

Operating expenses in the third quarter of fiscal 2014 increased to $49.9 million from $46.9 million in the third quarter of the prior fiscal year, reflecting an increase in selling expenses and the absence of $1.2 million in net gains on sales of assets recorded in the third quarter of the prior fiscal year, partially offset by a decrease in general and administrative expenses.

Total other income in the third quarter of fiscal 2014 was $4.8 million compared to an expense of $2.0 million in the third quarter of the prior fiscal year. Total other income in the third quarter of fiscal 2014 included $3.7 million in net gains on coffee-related derivatives as compared to $2.9 million in net losses on coffee-related derivatives in the comparable period of the prior fiscal year.

CFO, Mark Nelson said, "The green coffee commodity market experienced a sharp increase during our third fiscal quarter. Due to our coffee futures position, we saw the value of our derivatives portfolio increase significantly.” Mr. Nelson continued, “We believe our hedging program has positioned us well to prepare for these sharply increased commodity input costs, and plan effectively for pricing actions in the future."

Net income in the third quarter of fiscal 2014 was $2.5 million, or $0.16 per diluted common share, compared to net loss of $1.3 million, or $0.08 per diluted common share, in the third quarter of the prior fiscal year.

Adjusted EBITDA in the third quarter of fiscal 2014 increased to $11.1 million, or 8.9% of net sales, from $8.0 million, or 6.3% of net sales, in the third quarter of the prior fiscal year. Adjusted EBITDA is a non-GAAP financial measure; a reconciliation table of reported net income to Adjusted EBITDA is included at the end of this press release.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, tea and culinary products. The Company is a direct distributor of coffee to restaurants, hotels, casinos, offices, quick service restaurants (“QSR's”), convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers in the QSR, grocery, drugstore, restaurant, convenience store, and independent coffee house channels. The Company's product lines include roasted coffee, liquid coffee, coffee-related products such as coffee filters, sugar and creamers, assorted iced and hot teas, cappuccino, cocoa, spices, gelatins and puddings, soup bases, dressings, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves.

Headquartered in Torrance, Calif., Farmer Brothers generated net sales of over $500 million in fiscal 2013 and has approximately 1,800 employees nationwide. The Company's primary brands include Farmer Brothers™, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, Cain's™ and McGarvey™. For more information, visit: www.farmerbros.com.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical facts and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects, ” “expects, ” “plans, ” “believes, ” “intends, ” “will, ” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission ("SEC"). Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the relative effectiveness of compensation-based employee incentives in causing improvements in Company performance, the capacity to meet the demands of the Company’s large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, changes in the strength of the economy, the Company's ability to refinance or replace its existing credit facility upon its expiration, business conditions in the coffee industry and food industry in general, the Company's continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, changes in the quality or dividend stream of the third parties' securities and other investment vehicles in which the Company has invested its assets, as well as other risks described in this press release and other factors described from time to time in the Company's filings with the SEC.

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
Net sales	$124,600	$126,343	$395,312	$381,201
Cost of goods sold	76,810	78,761	242,612	240,867
Gross profit	47,790	47,582	152,700	140,334
Selling expenses	42,161	39,135	118,487	117,171
General and administrative expenses	7,667	8,941	27,637	24,529
Net losses (gains) from sales of assets	37	(1,185)	(13)	(4,388)
Operating expenses	49,865	46,891	146,111	137,312
Loss (income) from operations	(2,075)	691	6,589	3,022
Total other income (expense)	4,777	(2,037)	3,336	(8,137)
Income (loss) before taxes	2,702	(1,346)	9,925	(5,115)
Income tax expense (benefit)	196	(40)	904	369
Net income (loss)	$2,506	$(1,306)	$9,021	$(5,484)
Net income (loss) per common share—basic	$0.16	$(0.08)	$0.57	$(0.35)
Net income (loss) per common share—diluted	$0.16	$(0.08)	$0.57	$(0.35)
Weighted average common shares outstanding—basic	15,955,227	15,600,040	15,865,595	15,540,697
Weighted average common shares outstanding—diluted	16,082,186	15,600,040	15,963,755	15,540,697

Non-GAAP Financial Measures

In addition to net income (loss) determined in accordance with United States Generally Accepted Accounting Principles (GAAP), the Company uses certain non-GAAP financial measures, including “Adjusted EBITDA” and "Adjusted EBITDA Margin," in assessing its operating performance. The Company believes that these non-GAAP financial measures serve as appropriate measures to be used in evaluating the performance of its business.

Effective January 1, 2014, the Company corrected its presentation of "Net losses (gains) from sales of assets," previously included in "Other, net," to be included as a separate line item within "(Loss) income from operations" in order to comply with GAAP. In concert with this correction in presentation and to better reflect cash earnings of the Company as measured and evaluated by management, the Company began using the non-GAAP financial measure “Adjusted EBITDA,” defined as net income (loss) excluding the impact of income taxes, interest expense, depreciation and amortization expense, employee stock ownership plan (“ESOP”) and share-based compensation expense, non-cash impairment losses, non-cash pension withdrawal expense and other similar non-cash expenses. The Company references Adjusted EBITDA frequently in its decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods. In addition, the Company bases certain of its forward-looking estimates on Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. The Company defines "Adjusted EBITDA Margin" as Adjusted EBITDA expressed as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA Margin as defined by the Company may not be comparable to similarly titled measures reported by other companies. The Company does not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net income (loss) to Adjusted EBITDA (unaudited):

	Three Months Ended March 31,		Nine Months Ended March 31,
(In thousands)	2014	2013	2014	2013
Net income (loss), as reported(1)	$2,506	$(1,306)	$9,021	$(5,484)
Income tax expense (benefit)	196	(40)	904	369
Interest expense	277	466	1,042	1,386
Depreciation and amortization expense	6,857	8,138	21,335	24,778
ESOP and share-based compensation expense	1,281	733	3,415	2,639
Adjusted EBITDA	$11,117	$7,991	$35,717	$23,688

Adjusted EBITDA Margin	8.9%	6.3%	9.0%	6.2%
 ______________

(1)
Includes in the three and nine months ended March 31, 2013: (a) $0.2 million and $0.7 million, respectively, in beneficial effect of LIFO inventory liquidation; and (b) $1.2 million and $4.4 million, respectively, in net gains from sales of assets, primarily real estate.

Source: Farmer Bros. Co.
Mark Nelson
Treasurer and Chief Financial Officer
(310) 787-5241